EXHIBIT No. 21.1
SUBSIDIARIES OF THE REGISTRANT

	Percentage Owned	State of Incorporation

GreenBank	100%	Tennessee

Greene County Capital Trust I	100% of Common Securities	Delaware

Greene County Capital Trust II	100% of Common Securities	Delaware

GreenBank Capital Trust I	100% of Common Securities	Delaware

Civitas Statutory Trust I	100% of Common Securities	Delaware

Cumberland Capital Statutory Trust II	100% of Common Securities	Connecticut

SUBSIDIARIES OF GREENBANK

Superior Financial Services, Inc.	100%	Tennessee

GCB Acceptance Corporation	100%	Tennessee

Fairway Title Company	100%	Tennessee